Filed Pursuant to Rule 433

Registration Statement No. 333-254041

HUMANA INC.

0.650% Senior Notes due 2023

1.350% Senior Notes due 2027

2.150% Senior Notes due 2032

July 29, 2021

Pricing Term Sheet

Issuer:	Humana Inc.

Ratings*:	Baa3 (Moody’s)/BBB+ (S&P)/BBB (Fitch)

Trade Date:	July 29, 2021

Settlement Date:	(T+3)[1] August 3, 2021

Active Bookrunners:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC

Passive Bookrunners:	Citigroup Global Markets Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Truist Securities, Inc. Morgan Stanley & Co. LLC BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. UMB Capital Corporation

2023 Notes

Security Description:	Senior Notes due 2023

Aggregate Principal Amount:	$1,500,000,000

Coupon:	0.650%

Maturity Date:	August 3, 2023

Price to Public:	99.933%

Benchmark Treasury:	0.125% UST due June 30, 2023

Benchmark Treasury Price / Yield:	99-28 3/8 / 0.184%

Spread to Benchmark Treasury:	+50 bps

Yield to Maturity:	0.684%

Interest Payment Dates:	February 3 and August 3, commencing February 3, 2022

Optional Redemption:	Make-whole call at T+7.5 bps plus accrued and unpaid interest

Special Mandatory Redemption:	The 2023 Notes will be subject to special mandatory redemption as described in the preliminary prospectus supplement

Par Call:	On or after February 3, 2022

CUSIP/ISIN:	444859 BP6 / US444859BP69

[1]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in three business days (T+3), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

2027 Notes

Security Description:	Senior Notes due 2027

Aggregate Principal Amount:	$750,000,000

Coupon:	1.350%

Maturity Date:	February 3, 2027

Price to Public:	99.905%

Benchmark Treasury:	0.875% UST due June 30, 2026

Benchmark Treasury Price / Yield:	100-24 1/4 / 0.718%

Spread to Benchmark Treasury:	+65 bps

Yield to Maturity:	1.368%

Interest Payment Dates:	February 3 and August 3, commencing February 3, 2022

Optional Redemption:	Make-whole call at T+10 bps plus accrued and unpaid interest

Par Call:	On or after January 3, 2027

CUSIP/ISIN:	444859 BQ4 / US444859BQ43

2032 Notes

Security Description:	Senior Notes due 2032

Aggregate Principal Amount:	$750,000,000

Coupon:	2.150%

Maturity Date:	February 3, 2032

Price to Public:	99.804%

Benchmark Treasury:	1.625% UST due May 15, 2031

Benchmark Treasury Price / Yield:	103-08 / 1.271%

Spread to Benchmark Treasury:	+90 bps

Yield to Maturity:	2.171%

Interest Payment Dates:	February 3 and August 3, commencing February 3, 2022

Optional Redemption:	Make-whole call at T+15 bps plus accrued and unpaid interest

Par Call:	On or after November 3, 2031

CUSIP/ISIN:	444859 BR2 / US444859BR26

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, BofA Securities, Inc. toll-free at 1-800-294-1322, or J.P. Morgan Securities LLC collect at 212-834-4533.

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